EX-10.56

EMPLOYMENT AGREEMENT

AGREEMENT effective as of June 1, 2001, between SYRATECH CORPORATION, a Delaware corporation, with offices at 175 McClellan Highway, East Boston, MA 02128-9114 (the “Company”), and GREGORY HUNT, who resides at 10 Hopestill Brown Road, Sudbury, MA 01776 (the “Executive”).

WHEREAS, the Company desires to hire the Executive as the Treasurer, the Chief Financial Officer and a Senior Vice President of the Company, effective July 11, 2001 (the “Hire Date”); and

WHEREAS, the Board of Directors of the Company (the “Board”) has requested that the Executive enter into an employment agreement under the terms and conditions set forth in this document (the “Agreement”) so that the Company may (i) be assured of the services of the Executive on a full-time basis for a period of not less than three years from the Hire Date, and (ii) have the benefit of the Executive’s covenant not to compete with the Company, for a period (determined as hereinafter provided) following the Executive’s term of full-time employment.

NOW, THEREFORE, in consideration of the covenants herein contained, the parties agree as follows:

1.             Employment and Acceptance; Term.

1.1           The Company hereby agrees to employ the Executive and the Executive hereby accepts employment from the Company on the terms and conditions set forth herein.

1.2           The term of this Agreement (the “Term”) shall be the period beginning on the Hire Date and expiring on May 31, 2004, unless terminated or extended in accordance with this Agreement.  The Term of this Agreement will be extended automatically commencing June 1, 2004 for successive one year terms until such time as the Company delivers notice to the Executive, or the Executive delivers notice to the Company that this Agreement’s Term shall not be so extended, provided that such notice is provided not more than 120 days, nor less than 60 days prior to the end of the Term.

2.             Duties and Authority.

2.1           Duties During Term of Full-Time Employment.  During the Executive’s term of full-time employment the Executive shall devote his full working time and energies to the business and affairs of the Company.  The Executive agrees during such term of employment to use his best efforts, skill and abilities to promote the Company’s interests; to serve as an officer of the Company when elected by the Board and, when elected by the stockholders, to serve as a director of the Company; to serve as an officer of any corporation which is a subsidiary of the Company if elected by the board of directors of such subsidiary corporation; and to perform such duties (consistent with his status as set forth in this Section 2) as may be assigned to him by the Board or by the Chief Executive Officer of the Company (the “CEO”).   During his term of full-time employment, the Executive shall not, directly or indirectly, without the prior consent of the members of the Board, acting unanimously, render any services to any other person, or acquire any interests of any type in any other person, in conflict with his full-time, exclusive position as Chief Financial Officer of the Company;

provided, however, that nothing in this Agreement shall adversely affect the Executive’s ability to engage in activities, on a for-profit or not-for-profit basis, including, without limitation, membership on one or more boards of directors, so long as such activities do not during the Term of this Agreement materially interfere with the performance of the Executive’s duties to the Company as an employee or director, provided further, however, that without limiting the foregoing proviso, nothing in this Agreement shall prohibit the Executive from (a) acquiring, solely as an investment and through market purchases, securities of any entity which are registered under Section 12 of the Securities Exchange Act of 1934 and which are publicly traded so long as he is not part of any control group of such entity, (b) acquiring, solely as an investment, any securities of, or interests in, any other entity so long as he remains a passive investor in such entity and does not become part of any control group thereof and such entity has no material business connection with the Company or any of its subsidiaries, (c) serving as a director of any other entity that is not in competition with the Company or any of its subsidiaries and which has no material business connection with the Company or any of its subsidiaries including any material connection as supplier or customer, or (d) devoting such time and energy as the Executive deems appropriate consistent with his duties hereunder to the work of eleemosynary institutions of the Executive’s choosing.

2.2           Authority.  Subject to the direction and control of the Board, during the Executive’s term of full-time employment, the Executive shall be a Senior Vice President and the Chief Financial Officer of the Company and, as such, shall have the power and authority now provided for in Sections 5.8 and 5.10 of Article 5 of the Bylaws of the Company or their successor provisions.  The Executive will perform his services subject only to the direction and control of the Board and the CEO and will report to the CEO and, if requested to do so, to the Board.

3.             Compensation.

3.1           Base Salary During Term of Full-Time Employment.  The Company shall pay or cause to be paid to the Executive during the Term of full-time employment a base salary of not less than Three Hundred Twenty-Five Thousand Dollars ($325,000) per annum, payable in monthly or more frequent installments in accordance with the Company’s regular payroll practices for senior executives.  The Executive’s base salary shall also be adjusted no less frequently than annually to reflect a cost of living increase.  Such increase shall become effective as of January 1 of each year during the Term of this Agreement.

3.2           Annual Performance Bonus.  The Company shall pay or cause to be paid to the Executive with respect to each fiscal year (or portion thereof) during the Term of this Agreement, a bonus (the “Performance Bonus”) based on the Company’s earnings before interest, taxes, depreciation and amortizations (“EBITDA”) with respect to each such fiscal year compared with the Company’s EBITDA for such fiscal year as projected by the Board prior to such year’s commencement (the “Projected EBITDA”).  With respect to each fiscal year beginning or ending during the Term of this Agreement for which EBITDA is not less than eighty (80%) percent of Projected EBITDA, the Performance Bonus shall be an amount equal to the Variable Percentage for such fiscal year multiplied by the Executive’s highest annual base salary rate for such fiscal year (the “Executive’s Base Salary”).  For purposes of this Agreement, the Variable Percentage shall be the sum of: (i) twenty-five (25%) percent, and (ii) one and (1.25) one-quarter multiplied by the number of percentile points by which EBITDA exceeds eighty (80%) percent of Projected EBITDA.  With respect to any fiscal year for which EBITDA is less than eighty (80%) percent of Projected EBITDA, no Performance Bonus shall be required under this Section 3.2.  By way of illustration, if EBITDA for a fiscal year is eighty-four (84%) percent of Projected EBITDA for that year, then the Performance Bonus for such year shall be an amount equal to thirty (30%) percent of the Executive’s Base Salary; and if EBITDA is one hundred twenty (120%) percent of Projected EBITDA, then the Performance Bonus shall be seventy-five (75%) of the Executive’s Base Salary.  In no event shall the Performance Bonus for a fiscal year required under this Section 3.2 exceed seventy-five (75%) percent of the Executive’s Base Salary for such year.  For purposes of this Section 3.2, the first “fiscal year” with respect to which such calculations for bonuses shall occur, shall commence in the year ending December 31, 2002.  On or before January 31, 2002, the Company shall pay to the Executive a guaranteed performance bonus of One Hundred Thousand Dollars ($100,000.00) for the fiscal year ending December 31, 2001.  Except as provided in the preceding sentence, each Performance Bonus required under this Section 3.2 shall be paid to the Executive at such time as bonuses are paid to other senior executives of the Company, but in no event later than the 90th day following the end of the fiscal year with respect to which such bonus is paid.

3.3           Stock Options.  The Executive shall be eligible to receive a grant of stock options subject to the approval of the Board at such time as a plan is established.  Such stock options shall be commensurate with the Executive’s position and shall consist of options to acquire no fewer than (i) 75,000 shares of common stock.  At the time such plan is established, Executive’s options shall be deemed to have commenced to vest as of Executive’s Hire Date.  Such options shall vest at a rate of twenty percent (20%) (i.e. first twenty percent (20%) shall be vested as of July 11, 2002) per year thereafter during the period of Executive’s employment with the Company.  The Executive acknowledges that the Stock Option Agreement, when established, shall have a five (5) year vesting schedule.

3.4           Other Benefits.

3.4.1      During the Term of this Agreement the Executive shall participate in each pension, profit-sharing, bonus, stock award, or similar plan or program of the Company now existing or established hereafter, to the extent that he is eligible under the general provisions thereof; provided, however, that under no circumstances shall the provisions of any such plan or program, including without limitation, the provisions relating to eligibility to participate, be less favorable to the Executive than to any senior executive (excluding an individual hired as President or Chief Executive Officer) of the Company hired after the Hire Date and during the Term of this Agreement.  The retirement benefits accorded to certain key executives pursuant to individual contracts and described in the Company’s filings with the U.S.

Securities and Exchange Commission shall not be deemed to be a pension plan for purposes of this Section 3.4.1.

3.4.2      During the Term of this Agreement, the Executive shall also be entitled to participate on the same basis as other senior executives of the Company, as applicable, in each group insurance, hospitalization, medical, health and accident, disability, or similar plans and programs (collectively “Welfare Plans”) of the Company now existing or hereafter established to the extent that he is eligible under the general provisions thereof, provided that under no circumstances shall the provisions of any such plan or program, including without limitation the provisions relating to eligibility to participate, be less favorable to the Executive than to any senior executive (excluding an individual hired as President or Chief Executive Officer) of the Company hired after the Hire Date and during the Term of this Agreement.  Without limiting the foregoing the Executive shall as of the Hire Date accrue two weeks of paid vacation leave and, as of each January 1 during the Term of this Agreement, accrue an additional four weeks of paid vacation leave, except during the last year of the Term of this Agreement, the Executive shall accrue two (2) weeks vacation.

3.4.3      In addition to any paid vacation or sick leave policies under which the Executive has accrued paid leave, the Company shall pay or cause to be paid to the Executive for the duration of any illness or injury that prevents the Executive from performing his job functions (a “Disability”), by means of a Welfare Plan or otherwise, a net annual amount equal to sixty (60%) percent of the sum of (i) the Executive’s gross annual base salary rate in effect at the time such Disability commenced, and (ii) the Performance Bonus to which the Executive would be entitled with respect to the fiscal year in which the Disability commenced, if he were actively employed on the date such bonus would be distributed, provided however that nothing in this Agreement shall require the Company to fund such benefit for a Disability of less than 90 days in duration by means of an insured Welfare Plan.

4.             Termination of Service.

4.1           Discharge for Cause.  The Board may discharge the Executive for Cause (as hereinafter defined) at any time.  Such discharge shall be effected by written notice to the Executive which shall specify the reasons for the Executive’s discharge and the effective date thereof.  As used herein, the term “Cause” shall mean (i) criminal conduct (evidenced by a conviction other than a conviction for a traffic violation or other minor offense); (ii) willful violation of any material policy of the Company (including, for example, the Company’s Securities Trading Policy or its Sexual Harassment Policy); or (iii) willful violation of written directions from the Board or the CEO (which directions must not be materially inconsistent with the provisions of this Agreement).  Upon termination of the Executive’s employment for Cause pursuant to this Section 4.1, this Agreement and all benefits hereunder shall terminate, except (a) that such discharge and termination shall not affect any vested rights that the Executive may have at the time of discharge and termination pursuant to any insurance or other death benefit (excluding the death benefit provided for in Section 4.3), bonus, retirement, severance pay or stock award plans or arrangements of the Company or any subsidiary, or any stock option plan or any options granted thereunder, or any other employee benefit program which rights shall continue to be governed by the provisions of such plans and arrangements, and (b) as otherwise provided in Sections 6, 7 and 8.

4.2           Disability.  Subject to this Section 4.2, the Executive’s term of full-time employment may be terminated by the Company during the Term of this Agreement if the Executive becomes as a result of an illness or injury for which the Executive becomes entitled to benefits under Section 3.4.3, unable substantially to perform his services hereunder for six (6) consecutive months.  Such  termination shall be effected by resolution of the Board adopted after the expiration of said six month period, said termination to be effective as of the termination date determined in such resolution, but in no event sooner than thirty days after written notice to the Executive of the adoption of such resolution.  Amounts paid to the Executive pursuant to this Section 4.2 or Section 3.4.3 shall not (i) diminish or otherwise adversely affect the retirement benefits, if any, to which the Executive might otherwise be entitled, or (ii) affect any rights which the Executive may have at the effective time of termination pursuant to any insurance or other death benefit, bonus, retirement, severance pay or stock award plans or arrangements of the Company or any subsidiary, or any stock option plan or any options granted thereunder, which rights shall continue to be governed by the provisions of such plans and arrangements.

4.3           Death. If the Executive shall die during the Term of this Agreement, this Agreement and all benefits hereunder shall terminate except that (i) if death occurs during the term of full-time employment, the Executive’s estate shall be entitled to receive the Executive’s final base salary as defined in Section 3.1 to the last day of the sixth month next following the month in which his death occurs; (ii)  such termination shall not adversely affect any vested rights which the Executive may have at the time of his death pursuant to any insurance or other death benefit, bonus, retirement, or stock award plans or arrangements of the Company or any subsidiary, or any stock option plan or any vested options granted thereunder, which rights shall continue to be governed by the provisions of such plans and arrangements.

4.4           Discharge Without Cause.  The Company retains the right to discharge the Executive without Cause (as hereinabove defined) at any time by written notice of termination of full-time employment given to the Executive, which notice shall become effective immediately following receipt thereof.

If the Company discharges the Executive without Cause, the Executive shall receive, as severance compensation, payment of (i) an amount equal to the greater of (A) six (6) months base salary or (B) an amount equal to the base salary that would be earned by the Executive if he remained actively employed until the third anniversary of the Hire Date, such amount to be paid within ninety (90) calendar days from employment termination, and (ii) an amount equal to the Performance Bonus that the Executive would have received with respect to the fiscal year in which the Executive is discharged if he remained employed by the Company, such amount to be paid on the same date on which performance bonuses with respect to such year are paid to other Company executives, but in no event later than April 1 of the first year following the year in which the Executive is discharged.  During the period beginning on the effective date of any discharge without Cause and ending six (6) consecutive months later or, if later, on the third anniversary of the Hire Date (the “Severance Period”), the Company shall maintain in full force and effect (and at the Company’s expense subject to the

Executive’s contribution rate in effect immediately prior to the Severance Period) the Executive’s coverage under each employee benefit plan in which the Executive participated immediately prior to the Severance Period.

4.5           Termination by the Executive with Good Reason.  If the Executive terminates his employment for Good Reason, the Executive shall receive, as severance compensation, payment of (i) an amount equal to the greater of (A) six (6) months base salary or (B) an amount equal to the base salary that would be earned by the Executive if he remained actively employed until the third anniversary of the Hire Date, such amount to be paid immediately upon employment termination, and (ii) an amount equal to the Performance Bonus that the Executive would have received with respect to the fiscal year in which the Executive terminates his employment for Good Reason if he remained employed by the Company, such Performance Bonus amount to be paid on the same date on which performance bonuses with respect to such year are paid to other Company executives, but in no event later than April 1 of the first year following the year in which the Executive is discharged.  During the period beginning on the effective date of any termination by the Executive for Good Reason and ending on the third anniversary of the Hire Date (the “Termination Period”), the Company shall maintain in full force and effect (and at the Company’s expense subject to the Executive’s contribution rate in effect immediately prior to the Termination Period) the Executive’s coverage under each employee benefit plan in which the Executive participated immediately prior to the Termination Period.  For purposes of this Agreement, “Good Reason” shall mean, so long as the Executive has not been guilty of the conduct set forth in clauses (i), (ii) or (iii) of Section 4.1 hereof, the failure or refusal by the Company to comply with any material provision of this Agreement that has not been cured within sixty (60) days after notice of such failure or refusal has been given by the Executive to the Company.

4.6           Separation from Service Following a Change In Control.

4.6.1      Definition of Change in Control.  For purposes of this Agreement, a “Change in Control” of the Company shall mean the occurrence of any of the following events:

(i)           any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (or “group” within the meaning of Rule 13d-1 under the Exchange Act) other than Thomas H. Lee Partners , L.P. (“Lee”) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the then outstanding securities of the Company, as the case may be;

(ii)          the shareholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets;

(iii)         more than fifty one percent (51%) of the members of the Board have been nominated or otherwise designated by a person other than Lee;

(iv)         any transaction or series of transactions pursuant to or as a result of which (A) during any period of not more than 24 months, individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a third party who has entered into an agreement to effect a transaction described in clause (B), (C) or (D) of this paragraph (iv)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (other than approval given in connection with an actual or threatened proxy or election contest), cease for any reason to constitute at least a majority of the members of the Board, (B) beneficial ownership of 50% or more of the shares of Company common stock (or other securities having generally the right to vote for election of the Board) shall be sold, assigned or offered, to a third party, whether by sale of issuance of Company common stock or other securities or otherwise, (C) the Company shall sell, assign or otherwise transfer, directly or indirectly, assets (including stock or power of 50% or more of the assets or earning power of the Company and its subsidiaries (taken as a whole) to any third party, other than the Company or a wholly-owned subsidiary thereof or (D) control of fifty one percent (51%) or more of the business of the Company shall be sold, assigned or otherwise transferred directly or indirectly to any third party.

A transaction or series of transactions which give rise to more than one of the events described in clauses (i), (ii), and (iii) of this Section 4.6.1 shall be deemed to constitute only one Change in Control which shall be deemed to occur upon the occurrence of the first such event to occur.  The Company, including its Board and its stockholders, shall give the Executive written notice of the occurrence of a Change in Control promptly following obtaining knowledge thereof.

4.6.2      Termination by the Executive.

4.6.2.1    Termination within Six Months.  If the Executive terminates his term of full-time employment on or before six (6) months following a Change in Control, the Executive shall receive payment of (i) an amount equal to the Performance Bonus received with respect to the fiscal year immediately preceding termination of the Executive’s employment, multiplied by a fraction, the denominator of which is twelve and the numerator of which is the number of full or partial calendar months of employment completed by the Executive during the fiscal year in which employment terminates (the “Prorated Performance Bonus”), such amount to be paid within thirty (30) days following employment termination and (ii) an amount (the “Base Change in Control Payment”) equal to the greater of (A) One Hundred Thousand Dollars ($100,000.00); or (B) the difference between the exercise price under all stock options, if any, whether or not vested, granted to the Executive and the fair market value of such stock as of the date of the Change in Control, such amount to be paid on or before six (6) months following the Change in Control.  At the time of

Change in Control, the greater of (A) One Hundred Thousand Dollars ($100,000); or (B) the difference between the exercise price under all stock options, if any, whether or not vested, granted to the Executive and the fair market value of such stock upon the occurrence of a Change in Control shall, upon such occurrence, be placed in trust for the benefit of the Executive with a trustee designated by the Executive, to ensure the availability of funds sufficient to furnish the Base Change in Control Payment.

4.6.2.2    Termination at or after Six Months.  If the Executive terminates his term full-time employment at or after six (6) months following a Change in Control, he shall receive, immediately upon employment termination, a payment of (i) an amount equal to the Executive’s highest base annual salary rate during the twelve (12) month period preceding such termination; (ii) the Prorated Performance Bonus, determined in accordance with Section 4.6.2.1; and (iii) the Base Change in Control Payment, determined in accordance with Section 4.6.2.1.

4.6.3      Termination by the Company.

4.6.3.1    Termination within Six Months.  If the Company terminates the Executive’s term of full-time employment within six (6) months of a Change in Control, the Executive shall receive, immediately upon employment termination, payment of (i) an amount equal to the greater of (A) the Executive’s highest base annual salary rate during the twelve (12) month period preceding such termination, or (B) the base salary that would be earned by the Executive if he remained actively employed until the third anniversary of the Hire Date; (ii) the Prorated Performance Bonus, determined in accordance with Section

4.6.2.1; and (iii) the Base Change in Control Payment, determined in accordance with Section 4.6.2.1.

4.6.3.2    Termination At or After Six Months.  If the Company terminates the Executive’s term of full-time employment at or after six (6) months of a Change in Control, the Executive shall receive, immediately upon employment termination, payment of (i) an amount equal to the Executive’s highest base annual salary rate during the twelve (12) month period preceding such termination; (ii) the Prorated Performance Bonus, determined in accordance with Section 4.6.2.1; and (iii) the Base Change in Control Payment, determined in accordance with Section 4.6.2.1.

4.7           Continuation of Employee Benefits.  If the Company terminates the Executive’s employment hereunder (other than for Cause) or the Executive terminates his employment for Good Reason, the Executive shall be entitled to certain of the benefits which he would otherwise be entitled to receive (including, but not limited to, the benefits referred to in Section 3.4 hereof), for and during the period ending on the third anniversary of the Hire Date; and, moreover, from and after the date when such payments, including payments on account of severance, cease, the Executive shall be relieved of his obligations under Section 8 of this Agreement.  For the purpose of determining the other benefits which the Executive would otherwise have received under Section 3.4 during each year of the term of full-time employment had such termination not occurred, it shall be assumed that the Executive may have received benefits (excluding executive bonuses, stock awards, stock options and other similar incentive compensation) equal to those that he received with respect to the last fiscal year of the Company ended during the term of his full-time employment.  In addition, the Company shall at its expense cause the Executive’s coverage under all of the Company’s Welfare Plans which were in effect at the termination of the Executive’s term of full-time employment to continue until the earlier of his 65th birthday or the third anniversary of the Hire Date, as if he had remained a full-time employee of the Company until such date.

5.             Expenses.  Upon submission of proper vouchers, which shall be subject to review by the CEO , the Company will pay or reimburse the Executive for all transportation, hotel and living expenses incurred by the Executive on business trips taken with the approval of the CEO outside the metropolitan Boston area, and for all other business and entertainment expenses reasonably incurred by him in connection with the business of the Company and its subsidiaries during the term of his service hereunder all in accordance with Company policies in effect on the date hereof and/or hereafter from time to time during the term of this Agreement.

6.             Indemnification.

6.1           The Company will indemnify the Executive and his legal representatives to the extent permitted by the laws of the State of Delaware and the existing By-laws of the Company or any other applicable laws or the provisions of any other corporate document of the Company, and the Executive shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers, against all costs, charges and expenses whatsoever incurred or sustained by him or his legal representatives in connection with any action, suit or proceeding to which he or his legal representatives may be made a party by reason of his being or having been a director, officer and/or employee of the Company or any of its subsidiaries, or action taken in any such capacity or purportedly on behalf of the Company or any of its subsidiaries.  The Company will, upon request by the Executive, promptly advance or pay any amounts for costs, charges or expenses (including but not limited to legal fees and expenses incurred by counsel retained by the Executive) in respect of his right to indemnification hereunder, subject to later determination as to the Executive’s ultimate right to receive such advances.  The provisions of this Section 6 will survive any termination of this Agreement.

6.2           The Company shall promptly reimburse the Executive for the reasonable legal fees and expenses incurred by the Executive in connection with negotiation of this Agreement capped at a maximum of Four Thousand Dollars ($4,000.00).

6.3           The Company shall deduct from all amounts payable under this Agreement all federal, state, local and other taxes required by law to be withheld with respect to such payments.

7.             Protection of Confidential Information.

7.1           Covenant.  The Executive acknowledges that his employment by the Company will, throughout the term of this Agreement, bring him into close contact with many confidential affairs of the Company, including information about costs, profits, markets, sales, products, key personnel, pricing policies, operational methods, technical processes and other business affairs and methods, plans for future development and other information not readily available to the public.  The Executive further acknowledges that the services to be performed under this Agreement are of a special, unique, unusual, extraordinary and intellectual character.  The Executive further acknowledges that the business of the Company is international in scope, and that the nature of the Executive’s services, position and expertise are such that he is capable of competing with the Company from nearly any location in the Western Hemisphere.  In recognition of the foregoing, the Executive covenants and agrees that he will keep secret all material confidential matters of the Company that are not otherwise in the public domain and will not (otherwise than in the ordinary course of the Company’s business) intentionally disclose them to any Competitive Business (as defined in Section 8.3) either during or after the term of this Agreement except with the Company’s prior written consent, except as required by compulsory process of law and/or by a court order.

7.2           Specific Remedy.  If the Executive commits a material breach of any of the provisions of Section 7.1, the Company shall have, in addition to the other remedies provided by law, the right and remedy to have such provisions specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.

7.3           The provisions of this Section 7 shall survive any

termination of this Agreement.

8.             Non-Competition.

8.1           Covenant.

(a)           In recognition of the considerations described in Section 7.1 and in the preamble to this Agreement, the Executive agrees that he shall not, without the written permission of the Company or unless relieved of his obligations hereunder in accordance with Section 4.4, (i) enter into the employ of or render any services to any person, firm, corporation or other entity engaged in any “Competitive Business” (as defined in Section 8.3), (ii) engage in any Competitive Business for his own account or (iii) become interested in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity; provided, however, that nothing contained in this Section 8.1 shall be deemed to prohibit the Executive from acquiring, solely as an investment through market purchases, up to five percent (5%) of the voting securities of any entity which are registered under Section 12 of the Exchange Act and which are publicly traded so long as he is not, and does not become, part of any control group of such corporation.

(b)           The provisions of paragraph (a) of this Section shall apply for and during the term of the Executive’s service hereunder and, following termination of the Executive’s full-time employment (including, without limitation, termination of the Executive’s full-time employment pursuant to Section 4.1) for an additional period of twelve months or such lesser number of days as shall be equal to the number of days that shall have elapsed between the Hire Date and the Executive’s last day of full-time employment, provided, however, that if the Executive’s term of full time employment shall be terminated pursuant to Section 4.4, the Executive’s obligations under Section 8 shall be limited as provided in Section 4.4.

8.2           Specific Remedy.  In the event of a breach or threatened breach by the Executive of Section 8.1, the Company shall, in addition to the other remedies provided by law, have the right and remedy to have such provisions specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.  Notwithstanding anything to the contrary contained in this Agreement, all options and other incentive awards granted to the Executive and all retirement, insurance and other benefits to which the Executive is entitled under any plan or agreement of the Company shall continue to be governed by the provisions of such plan or agreement upon the occurrence of any of the events referred to in Section 8.1.

8.3           “Competitive Business”.  The phrase “Competitive Business” as used in this Agreement shall mean any line of business that is substantially the same as any line of any operating business engaged in or conducted by the Company and which, during, or at the expiration of, the term of the Executive’s full-time employment, the Company was engaged in or conducting, or had, to the knowledge of the Executive, definitively planned to engage in or conduct, and which during the fiscal year of the Company next preceding the date as of which the determination of competitive stature needs to be made, constituted at least 10% of the gross sales of the Company and its subsidiaries.  The Executive may, without being deemed in violation of Section 8.1, become a partner or employee of, or otherwise acquire an interest in, a stock or business brokerage firm, a consulting or advisory firm, an investment banking firm, or a similar organization (whether in partnership, corporate or other form) which, as part of its business, trades or invests in securities of Competitive Businesses or which represents or acts as agent or advisor for Competitive Businesses, but only on the condition that the Executive shall not personally render any services in connection with any such Competitive Business, either directly to such Competitive Business or other persons or to his firm in connection therewith.

9.             Notices.

All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by prepaid telegram, or mailed first-class, postage prepaid, by registered or certified mail, as follows (or to such other or additional address as either party shall designate by notice in writing to the other in accordance herewith):

9.1           If to the Company:

Syratech Corporation

175 McClellan Highway

East Boston, Massachusetts 02128-9114

Attention: Chief Executive Officer

(with a copy, similarly addressed

but Attention:  Legal Department)

9.2           If to the Executive, to him at his address on the personnel records of the Company.

10.           General.

10.1         Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts applicable to agreements made and to be performed entirely in Massachusetts, except that the provisions of Section 6 shall be governed by the laws of the State of Delaware.

10.2         Captions.  The Section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

10.3         Entire Agreement.  This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, between the parties.

10.4         No Other Representations.  No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

10.5         Assignability.   This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive.  The Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business and assets; and such rights and obligations shall inure to, and be binding upon, any successor to the business or substantially all of the assets of the Company, whether by merger, purchase of stock or assets or otherwise, which shall expressly assume such obligations.

10.6         Amendments; Waivers.  This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance.  The failure of either party at any time or times to require performance of any provision  hereof shall in no manner affect the right at a later time to enforce the same.  No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

IN WITNESS WHEREOF, the parties have duly executed this Agreement under seal as of the date first above written.

SYRATECH CORPORATION

By:	/s/ David V. Harkins
David V. Harkins
Director

/s/ Gregory Hunt
Gregory Hunt